EXHIBIT F-1

                                  June 1, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


         Re:  Amended Application-Declaration on Form U-1/File No. 70-10224


Ladies and Gentlemen:

         I am Associate General Counsel for Cinergy Corp., a Delaware corporation ("Cinergy"), and its subsidiaries including The Cincinnati Gas & Electric Company, an Ohio corporation ("CG&E"). This opinion letter relates specifically to the transactions proposed in the above-referenced application-declaration on Form U-1 filed jointly under the Public Utility Holding Company Act of 1935, as amended (the "Act"), by Cinergy and CG&E (together, the "Cinergy Applicants") and INOH Gas, Inc., an Indiana corporation (such application-declaration, as amended to date and including any further amendment thereof prior to receipt of the Commission's order with respect thereto, the "Application").

         In connection with this opinion letter, I have reviewed the Application and such other documents and made such other investigation as I consider appropriate. Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:


     1. All state laws applicable to the Cinergy Applicant's involvement in the proposed transactions will be complied with.


     2. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by any Cinergy Applicant or any associate company thereof.

         The foregoing opinions presume that the proposed transactions will be consummated in accordance with the Application and all legal requirements and authorizations applicable thereto, including, without limitation, the Commission's order requested therein and any internal corporate authorizations.

         I am admitted to the Bars of the States of New York and Ohio. The foregoing opinions are limited to the laws of such states.

         I hereby consent to the Commission's use of this opinion letter in connection with the Application. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                                     Very truly yours,



                                                     /s/ George Dwight II